Exhibit (g)(11)

Form of Letter Agreement Adding to the
Custodian and Transfer Agency Agreement

________ __, 2004

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re: Neuberger Berman Advisers Management Trust: High Income Bond Portfolio

Dear Gentlemen:

This is to advise you that Neuberger Berman Advisers Management Trust has established a new series of shares to be known as the High Income Bond Portfolio. In accordance with the Additional Funds provision of Section 17 of the Custodian Contract dated 5/1/95 and Section 9 of the Transfer Agency and Services Agreement dated 5/1/95 between the Fund and State Bank and Trust Company, the Fund hereby requests that you act as Custodian and Transfer Agent for the new series under the terms of the respective contracts.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Fund and retaining one copy for your records.

By: ___________________________________________
[Michael J. Weiner]
Vice President
Neuberger Berman Advisers Management Trust

Agreed to as of this _____ day of _____________, 2004.

State Street Bank and Trust Company

By: __________________________________________
Title: